NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 16, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 3, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the offer to purchase and merger agreement between The Mills Corporation and SPG-FCM Ventures, LLC and indirect subsidiary of Simon Property Group, Inc. and certain funds managed by Farallon Capital Management, L.L.C. which became effective before the opening on April 3, 3007, each outstanding share of Common Stock of The Mills Corporation not previously tendered was converted into $25.25 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 3, 2007.